FOR IMMEDIATE RELEASE

Ann Parker, Director Investor Relations (T) 605-988-1000 ann.parker@lodgenet.com	Mike Smargiassi Brainerd Communicators (T) 212-986-6667 smarg@braincomm.com

LODGENET REPORTS RESULTS FOR FIRST QUARTER 2004
- Revenue up 7.0% to $63.8 Million -
- $5.6 Million of Net Free Cash Flow Generated After All Room Growth -
- Digital Systems Deployed in 415,000 Rooms or 45% of Interactive Room Base -
- More than 1,001,000 Rooms Served Worldwide -

     SIOUX FALLS, SD, April 20, 2004 — LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported its 42nd consecutive increase of comparative quarterly revenue, with an increase of 7.0% to $63.8 million in comparison to the first quarter of 2003. LodgeNet also reported $5.6 million in net free cash flow (defined as cash provided by operating activities exceeding cash used for investing) for the first quarter of 2004 as compared to $0.4 million in the first quarter of 2003. Operating income was $2.1million in the first quarter this year versus $0.03 million in the first quarter of 2003. Net loss in the first quarter of 2004 improved by 26.2% to $(6.2) million versus $(8.4) million in the first quarter of 2003. Long-term debt decreased by $7.6 million from the level existing at December 31, 2003.

     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended March 31,
	2004	2003
Total revenue	$63,831	$59,646
Operating income	2,071	35
Operating income exclusive of depreciation and amortization	21,739	20,012
Net loss	(6,216)	(8,419)
Net loss per common share	$(0.48)	$(0.68)
Average shares outstanding	12,979,981	12,431,149

-more-

LodgeNet Q1 2004 Earnings 2-2-2-2

     “We are off to a solid start in 2004,” said Scott C. Petersen, LodgeNet President and CEO. “We produced $5.6 million of net free cash flow while adding 30,000 digital rooms to our business. We surpassed the one million-room milestone and 45% of our interactive room base is now penetrated with our new digital system. Revenue per room was up 2.4% on a 1.3% increase in occupancy quarter over quarter. We also increased the overall profitability of our business, setting a quarterly record for operating income while improving our quarter-over-quarter net loss by 26%.”

     “With an expanding digital footprint, we are driving additional efficiency throughout our operating structure,” said Gary H. Ritondaro, Senior Vice President and CFO. “We posted a 30 basis point improvement in our gross profit margin quarter over quarter. We reduced our operating expenses, driving a 50 basis point improvement in operating income exclusive of depreciation and amortization, attaining a quarterly record of $21.7 million an 8.6% improvement over the first quarter of 2003. Our cost per new digital installed room averaged $382 in the quarter, a 9.0% reduction from the first quarter of 2003, while the cost of a digital upgrade decreased to $305, an 11% reduction from the first quarter of 2003. We achieved this through improvements to the cost of the core digital system and successful efforts in product segmentation, our initiative to be more selective in content placement. Our room base is generating positive cash flow which we are using to fund our expansion opportunities and reduce long-term debt, which decreased to $360.6 million at the end of the quarter, a reduction of $7.6 million from the end of 2003.”

     “Our digital SigNETureTV system continues to be a key driver of our growth as it has allowed us to significantly expand our services to hoteliers and their guests while reducing overall system costs,” added Petersen. “Revenue from non-movie-based services increased by more than 12% from the first quarter of 2003, indicating that the robust architecture of this system provides us with the ability to add additional product offerings that guests are purchasing. With a critical mass of rooms under long-term contracts, we are generating predictable revenue and cash flow streams and are positioned to deliver additional financial returns for our shareholders as the economy continues to improve.”

RESULTS FROM OPERATIONS
THREE MONTHS ENDED MARCH 31, 2004 VERSUS
THREE MONTHS ENDED MARCH 31, 2003

     Total revenue for the first quarter of 2004 was $63.8 million, an increase of $4.2 million, or 7.0%, compared to first quarter of 2003. Revenue from Guest Pay interactive services increased $4.4 million, or 7.7%, driven by a 5.2% increase in average rooms in operation, and the continued deployment of digital systems. On a per room basis, revenue increased 2.4% to $22.41 per month in the first quarter of 2004 from $21.89 per month in the first quarter of 2003. Movie revenue per room decreased slightly from $17.12 to $17.04, due to less popular movie content (one versus five titles with theater box office receipts of more than $150 million) as compared to Q1 of 2003. Revenue per room from other interactive services increased 12.6%, from $4.77 per month in the first quarter of 2003 to $5.37 in the current year quarter. This increase was driven by the continued expansion of interactive TV services available through the digital system.

     Gross profit increased 7.7% to $35.6 million in the first quarter of 2004 compared to $33.1 million in the first quarter of 2003. The overall gross profit margin increased to 55.7% in the current quarter compared to 55.4% in the prior year quarter. The increased margin was primarily a result of lower royalties as a percent of revenue for content related to movies and games versus the first quarter of last year.

     Guest Pay operations expenses were $8.1 million in the first quarter of 2004 as compared to $7.6 million in the year earlier quarter. The increase was primarily due to the 5.2% increase in average rooms served by the Company. As a percentage of revenue, Guest Pay operations expenses decreased to 12.7% in the first quarter of 2004 compared to 12.8% in the year earlier period. Per average installed room, Guest Pay operations expenses were $2.93 per month in the first quarter of 2004 as compared to $2.88 per month in the prior year quarter.

     Selling, general and administrative expenses were $5.7 million, an increase of $290,000 compared to $5.4 million in the first quarter of 2003. As a percentage of revenue, SG&A decreased to 8.9% in the current quarter compared to 9.1% for first quarter 2003. Per average Guest Pay room, SG&A expenses remained flat at $2.05 in the first quarter of 2003 and 2004.

     Depreciation and amortization expenses decreased to $19.7 million in the current year quarter versus $20.0 million in the first quarter of 2003. The decrease was primarily due to assets becoming fully depreciated. As a percentage of revenue, depreciation and amortization decreased to 30.8% in the first quarter of 2004 versus 33.5% in the first quarter of 2003.

LodgeNet Q1 2004 Earnings 3-3-3-3

     Interest expense decreased by $166,000 to $8.2 million versus $8.4 million in the first quarter of 2003. During the first quarter, long-term debt decreased by $7.6 million, from $368.2 million at December 31, 2003 to $360.6 million on March 31, 2004. The average interest rate was 9.0% in the first quarter of 2004, as compared to an average interest rate of 9.5% in the prior-year quarter.

     As a result of factors previously described, the Company generated operating income of $2.1 million in the first quarter of 2004, an increase of $2.0 million compared to an operating income of $0.03 million in the year earlier quarter. Operating income exclusive of depreciation and amortization increased 8.6% to $21.7 million for the first quarter 2004 compared to $20.0 million in the first quarter of 2003. The Company’s net loss improved by 26.2% to $(6.2) million as compared to $(8.4) million in the year earlier quarter.

     Cash provided by operating activities for the first quarter was $18.2 million while cash used for investing activities including growth-related capital was $12.6 million, resulting in net free cash flow (defined as cash provided by operating activities exceeding cash used for investing) of $5.6 million. In the first quarter of 2003, cash provided by operating activities was $17.6 million while cash used for investing activities including all growth-related capital was $17.2 million, resulting in net free cash flow of $400,000. The improvement from 2003 was driven by reductions in the Company’s cost per new room and the reduction in number of digital rooms installed. The cost per new digital installed room averaged $382 in the quarter, a 9.0% reduction from the first quarter of 2003, while the cost of a digital upgrade decreased to $305, an 11% reduction from the first quarter of 2003. The Company installed 30,699 digital rooms during the first quarter of 2004 versus 32,782 digital rooms in the first quarter of 2003.

2004 Outlook

     With regard to financial results for the second quarter of 2004, LodgeNet expects to report revenue of between $66.0 million and $69.0 million, resulting in $2.5 million to $4.0 million in operating income. Operating income exclusive of depreciation and amortization is expected to be $22.0 million to $23.5 million during the quarter. Net loss is expected to be $(5.9) million to $(4.4) million or a loss per share of $(0.45) to $(0.34) for the second quarter of 2004. With respect to the calendar year 2004, LodgeNet expects to report revenue in a range from $270.0 million to $276.0 million and operating income from $13.5 million to $16.5 million. Operating income exclusive of depreciation and amortization is expected to be $91.5 million to $94.5 million. Net loss is expected to be $(19.8) million to $(14.8) million or a loss per share of $(1.51) to $(1.13) for the full year 2004.

     The Company will hold a conference call on Tuesday, April 20, 2004 at 4:00pm CST. The call is being webcast live over the Internet via ECI at http://www.calleci.com/conference/pub_cs.jsp. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is the world’s largest and leading provider of interactive television systems and broadband services to hotels, resorts and casinos throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, Nintendo® video games, Internet on television, and other interactive television services, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. As the largest company in the industry, LodgeNet provides service to more than one million rooms including 967,000 interactive guest pay rooms in more than 5,800 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, which are subject to risks, uncertainties, and other factors that could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, competition, programming availability and quality, technological developments, developmental difficulties and delays, relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

     LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

LodgeNet Q1 2004 Earnings 4-4-4-4

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$5,971	$2,772
Accounts receivable, net	28,610	28,150
Prepaid expenses and other	3,383	3,233

Total current assets	37,964	34,155
Property and equipment, net	221,966	227,037
Debt issuance costs, net	10,954	11,036
Intangible assets, net	7,354	8,270
Other assets	2,658	2,770

	$280,896	$283,268

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Accounts payable	$17,311	$15,012
Current maturities of long-term debt	8,591	8,638
Accrued expenses	16,685	12,697
Deferred revenue	4,256	3,918

Total current liabilities	46,843	40,265
Long-term debt	352,018	359,610
Other long-term liability	3,999	3,999
Derivative instruments	10,538	8,396

Total liabilities	413,398	412,270

Commitments and contingencies
Stockholders’ equity (deficiency):
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 13,108,530 and 12,722,267 shares outstanding at March 31, 2004 and December 31, 2003, respectively	131	127
Additional paid-in capital	157,803	155,163
Accumulated deficit	(282,783)	(276,567)
Accumulated other comprehensive loss	(7,653)	(7,725)

Total stockholders’ equity (deficiency)	(132,502)	(129,002)

	$280,896	$283,268

LodgeNet Q1 2004 Earnings 5-5-5-5

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended March 31,
	2004	2003
Revenues:
Guest Pay	$62,323	$57,867
Other	1,508	1,779

Total revenues	63,831	59,646

Direct costs:
Guest Pay	27,507	25,744
Other	742	852

Total direct costs (exclusive of other operating expenses shown separately below)	28,249	26,596

Gross profit (exclusive of other operating expenses shown separately below)	35,582	33,050

Operating expenses:
Guest Pay operations	8,138	7,623
Selling, general and administrative	5,705	5,415
Depreciation and amortization	19,668	19,977

Total operating expenses	33,511	33,015

Operating income	2,071	35
Interest expense	(8,223)	(8,389)
Other income (expense), net	53	64

Loss before income taxes	(6,099)	(8,290)
Provision for income taxes	(117)	(129)

Net loss	$(6,216)	$(8,419)

Net loss per common share (basic and diluted)	$(0.48)	$(0.68)

Weighted average shares outstanding (basic and diluted)	12,979,981	12,431,149

LodgeNet Q1 2004 Earnings 6-6-6-6

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2004	2003
Operating activities:
Net loss	$(6,216)	$(8,419)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,668	19,977
Change in operating assets and liabilities:
Accounts receivable	(474)	(975)
Prepaid expenses and other	(707)	(83)
Accounts payable	2,304	4,863
Accrued expenses and deferred revenue	3,605	2,115
Other	100	91

Net cash provided by operating activities	18,280	17,569

Investing activities:
Property and equipment additions	(13,201)	(16,180)
Note receivable repayments (advances)	567	(1,000)

Net cash used for investing activities	(12,634)	(17,180)

Financing activities:
Repayment of long-term debt	(375)	(1,176)
Payment of capital lease obligations	(279)	(234)
Borrowings under revolving credit facility	4,000	1,000
Repayments of revolving credit facility	(11,000)	—
Debt issuance costs	(367)	—
Proceeds from sale of interest rate swap	3,052	—
Exercise of stock options	2,515	—

Net cash used for financing activities	(2,454)	(410)

Effect of exchange rates on cash	7	102

Increase in cash and cash equivalents	3,199	81
Cash and cash equivalents at beginning of period	2,772	1,107

Cash and cash equivalents at end of period	$5,971	$1,188

LodgeNet Q1 2004 Earnings 7-7-7-7

LodgeNet Entertainment Corporation and Subsidiaries
Five Quarter Summary

	1st Qtr '04	4th Qtr '03	3rd Qtr '03	2nd Qtr '03	1st Qtr '03
Room Base Statistics
Total Rooms Served [1]	1,001,876	994,127	983,158	971,503	962,852
Total Guest Pay Interactive Rooms [2]	934,260	924,643	913,118	899,773	889,776
Total Digital Rooms [3]	415,415	385,426	356,419	323,685	297,592
Percent of Total GP Interactive Rooms	44.5%	41.7%	39.0%	36.0%	33.4%
Guest Pay Per Room Statistics (per month)
Movie Revenue	$17.04	$16.40	$18.99	$17.73	$17.12
Other Interactive Service Revenue	5.37	4.89	5.43	5.02	4.77

Total Guest Pay Revenue Per Room	$22.41	$21.29	$24.42	$22.75	$21.89
Guest Pay Operations Expense	$2.93	$2.93	$2.98	$2.91	$2.88
Summary Operating Results
(Dollar amounts in thousands)
Total Revenue	$63,831	$60,331	$67,768	$62,404	$59,646
Gross Profit (exclusive of other operating expenses)	$35,582	$34,020	$36,659	$34,473	$33,050
Operating Income (exclusive of Depreciation and Amortization)	$21,739	$20,037	$23,121	$21,789	$20,012
Operating Income	$2,071	$735	$3,674	$2,056	$35
Loss on Early Retirement of Debt	$—	$—	$—	$(7,061)	$—
Net Loss	$(6,216)	$(7,948)	$(5,429)	$(13,256)	$(8,419)
Cash Provided by Operating Activities	$18,280	$2,823	$19,979	$8,192	$17,569
Cash Used for Investing Activities	$12,634	$11,563	$13,006	$11,869	$17,180
Gross Profit Margin	55.7%	56.4%	54.1%	55.2%	55.4%
SG&A as Percent of Total Revenue	8.9%	9.8%	8.0%	7.8%	9.1%
Operating Income Margin	3.2%	1.2%	5.4%	3.3%	0.1%

[1]	Total rooms served represents rooms receiving one or more of the Company’s services including rooms served by international licensees.

[2]	Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services. This number represents domestic Guest Pay Interactive Rooms.

[3]	Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.